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                                                                    EXHIBIT 21.1

List of Subsidiaries of Blue Dolphin Energy Company:


o    Blue Dolphin Exploration Company, a Delaware corporation,

     o American Resources, a majority-owned subsidiary of Blue Dolphin Exploration;

o    Blue Dolphin Pipe Line Company, a Delaware corporation;

o    Blue Dolphin Services Co., a Texas corporation;

o    Blue Dolphin Petroleum Company, a Delaware corporation;

o    Buccaneer Pipe Line Co., a Texas corporation

o    Mission Energy, Inc. a Delaware corporation;

o New Avoca Gas Storage, LLC, a Texas limited liability company in which the Company owns a 25% interest;

o    Petroport, Inc., a Delaware corporation; and

o Drillmar, Inc., a Delaware corporation in which the Company owns a 12.8% interest.